[Dain Rauscher Logo]

DAIN RAUSCHER CORPORATION

1998 Proxy Statement

NOTICE OF ANNUAL MEETING

[Dain Rauscher Logo]

March 30, 1998

To Our Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of Dain Rauscher Corporation (formerly Interra Financial Incorporated.) The meeting will be held in the Scandinavian Ballroom of the Radisson Plaza Hotel, 35 South Seventh Street, Minneapolis, Minnesota, on Wednesday, May 6, 1998, at 3:30 p.m.

This booklet contains your official notice of the 1998 Annual Meeting and a Proxy Statement describing the matters to be acted upon. Whether or not you plan to attend the Annual Meeting in person, we urge you to participate by reading the Proxy Statement and promptly returning your signed proxy card.

Sincerely,

Irving Weiser
Chairman, President and Chief Executive Officer

Official Notice of 1998 Annual Meeting of Stockholders

The 1998 Annual Meeting of Stockholders of Dain Rauscher
Corporation ("Dain Rauscher" or the "Company") will be held in the Scandinavian Ballroom of the Radisson Plaza Hotel, 35 South
Seventh Street, Minneapolis, Minnesota, on Wednesday, May 6,
1998, at 3:30 p.m. for the following purposes:

1.  To elect ten directors to hold office for the ensuing year;

2.  To amend Dain Rauscher's Restated Certificate of
Incorporation to increase the number of authorized shares of the Company's Common Stock from 30,000,000 to 60,000,000;

3.  To approve the Annual Cash Bonus Plan for Designated
Corporate Officers to enable bonuses paid thereunder to qualify as deductible, performance-based compensation under Section
162(m) of the Internal Revenue Code;

4. To approve the Wealth Accumulation Plan in order to enable the Company to issue new shares to fund distributions from the plan;

5. To ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending
December 31, 1998; and

6. To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of record of Dain Rauscher's Common Stock at the close of business on March 10, 1998, will be entitled to receive notice of and to vote at the meeting. A list of such holders is available at the Company's Minneapolis headquarters, for examination by any stockholder for any purpose germane to the meeting.

By Order of the Board of Directors
Carla J. Smith
Secretary

Minneapolis, Minnesota
March 30, 1998

Proxy Statement

ANNUAL MEETING OF STOCKHOLDERS Wednesday, May 6, 1998

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Dain Rauscher Corporation ("Dain Rauscher" or the "Company") for use at the 1998 Annual Meeting of Stockholders and any adjournment thereof. This Proxy Statement and the accompanying proxy card are being mailed on or about March 30, 1998, to holders of record of shares of Dain Rauscher's common stock, par value $.125 per share (the "Common Stock"), as of the close of business on March 10, 1998. If the enclosed proxy card is completed, signed and returned prior to the meeting, it will be voted as specified.
Any stockholder who signs and returns a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of Dain Rauscher at its Minneapolis headquarters.

On March 10, 1998, Dain Rauscher had outstanding 12,332,322 shares of Common Stock. Each holder of record of such shares as of the close of business on March 10, 1998, will be entitled to one vote for each share held on such date on all matters being presented at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT The following table sets forth information concerning the beneficial ownership of Dain Rauscher's Common Stock by directors and director nominees named herein, by the executive officers of Dain Rauscher named in the Summary Compensation Table, by all directors and executive officers of Dain Rauscher as a group and by all persons or groups know by the Company to own beneficially 5 percent or more of its Common Stock. Except as otherwise indicated, such information is provided as of March 10, 1998, and the named beneficial owner possesses sole voting and investment power with respect to all shares.

                                             Amount and Nature
                                              of Beneficial          Percent
Name of Beneficial Owner  Title of Class         Ownership          of Class
------------------------  --------------     -----------------      --------
Wellington Management
 Company, LLP                Common        807,300 (1)                 6.5%
John C. Appel                Common        171,402 (2)(3)(4)           1.4%
J. Evans Attwell             Common          9,468 (2)(5)                *
Susan S. Boren               Common         14,392 (2)(5)                *
Nelson D. Civello            Common         78,678 (2)(3)(4)             *
F. Gregory Fitz-Gerald       Common         20,500 (2)                   *
William A. Johnstone         Common         26,867 (2)(3)(4)(6)          *
Walter F. Mondale            Common          2,300 (2)                   *
C.A. Rundell, Jr.            Common         11,500 (2)                   *
Robert L. Ryan               Common         13,000 (2)                   *
Arthur R. Schulze, Jr.       Common         25,433 (2)(5)                *
Ronald A. Tschetter          Common        127,563 (2)(3)(4)           1.0%
Irving Weiser                Common        332,988 (2)(3)(4)(7)        2.7%
Kenneth J. Wessels           Common             --		            --
All directors and executive
officers as a group
16 persons)                  Common        870,495 (2)(3)(4)(5)(6)(7)  7.1%


* Less than 1%

(1) Information is based solely on a Schedule 13G filed with the Securities and Exchange Commission by Wellington Management Company, LLP ("Wellington"), 75 State Street, Boston, Massachusetts, 02109, a registered investment adviser with respect to shares owned as of January 14, 1998. Wellington states that: (a) the total numbers of shares listed are owned of record by clients of Wellington; (b) Wellington shares the power to vote, or direct the vote, of 539,295 of such shares; and (c) Wellington shares the power to dispose, or direct the disposition, of all the shares.


(2) Includes the following number of shares issuable upon exercise of currently exercisable options granted pursuant to the Company's 1986 Stock Option Plan or 1996 Stock Incentive Plan:
Mr. Appel, 74,180; Mr. Attwell, 4,000; Ms. Boren, 11,500; Mr.
Civello, 36,270; Mr. Fitz-Gerald, 11,500; Mr. Johnstone, 0; Mr. Mondale, 2,000; Mr. Rundell, 11,500; Mr. Ryan, 11,500; Mr.
Schulze, 11,500; Mr. Tschetter, 48,615; Mr. Weiser, 195,360; and all directors and executive officers as a group (16 persons), 429,860.

(3) Includes the following number of shares held under the Company's Retirement Plan and allocated to the following individuals' accounts as of February 27, 1998: Mr. Appel, 14,676; Mr. Civello, 4,689; Mr. Johnstone, 49; Mr. Tschetter, 26,498; Mr. Weiser, 17,829; and all directors and executive officers as a group (16 persons), 69,494. As of February 27, 1998, a total of 3,529,539 shares of Common Stock, or 29 percent of the outstanding, were held in the Retirement Plan. Voting of shares held in the Retirement Plan is passed through to the participating employees. Participating employees are also entitled to determine, on a confidential basis, whether shares held in the Plan for their benefit will be tendered in a tender or exchange offer. Vested shares held in the Retirement Plan for participating employees may be distributed subject to in-service loan and distribution rules or after certain events of maturity (separation from service, death or disability).

(4) Includes the following number of shares credited to the account of such executive officer pursuant to the Company's Executive Deferred Compensation Plan: Mr. Appel, 47,112; Mr. Civello, 22,919; Mr. Johnstone, 3,658; Mr. Tschetter, 42,148; Mr. Weiser, 66,064; and all directors and executive officers as a group (16 persons), 193,034. As of March 10, 1998, 394,938 shares of Common Stock, or 3 percent of the outstanding shares, were credited to the accounts of participants in the Executive Deferred Compensation Plan. Shares are credited to the accounts of executives participating in the Executive Deferred Compensation Plan annually following payment of bonuses for the preceding year. All shares held in the Executive Deferred Compensation Plan will be voted by the trustee of the related trust in its sole discretion on all matters. Participants are not entitled to encumber or borrow against shares credited to their accounts under the Executive Deferred Compensation Plan. All shares held in the Executive Deferred Compensation Plan are subject to the claims of Dain Rauscher's general unsecured creditors in the event of its insolvency or bankruptcy. Each participating senior executive must elect prior to the beginning of each year in which a bonus is earned whether the shares purchased with the deferred portion of such bonus and the vested portion of any related employer-matching contributions will be distributed during employment or following retirement.

(5) Includes the following number of restricted shares received in lieu of cash compensation pursuant to the Company's 1996 Stock Incentive Plan or 1994 Restricted Stock Plan for Non-Employee
Directors: Mr. Attwell, 468; Ms. Boren 234; Mr. Schulze, 468. Voting of restricted shares is passed through to the participating directors. Participants are not entitled to dispose of or pledge shares held pursuant to the plan until such shares are fully vested, and unvested shares are subject to forfeiture in certain circumstances. Shares granted to non-employee directors under the 1996 Stock Incentive Plan become fully vested on the first anniversary of the date of grant. Shares granted under the 1994 Restricted Stock Plan for Non-Employee Directors become fully vested over a four-year period with 20 percent, an additional 30 percent and the remaining 50 percent becoming vested on each of the second, third and fourth anniversaries, respectively, of the grant date.

(6) Includes 25,000 shares of restricted stock issued to Mr. Johnstone upon commencement of his employment pursuant to the 1996 Stock Incentive Plan and 4,200 shares of restricted stock granted to other unnamed executive officers also under such Plan. Seventy-five percent of the shares issued to Mr. Johnstone were vested as of December 31, 1997, and the remaining 25 percent vest on December 31, 1998. Restricted shares granted to other unnamed executive officers vest 20 percent on October 10, 1999, 30% on October 10, 2000 and 50% on October 10, 2001. Holders of restricted shares are not entitled to dispose of or pledge unvested shares, and such shares are subject to forfeiture in certain circumstances until fully vested. Holders of restricted shares are, however, entitled to vote and receive distributions on all such restricted shares.

(7) Includes 4,200 shares held in trust accounts for the benefit of Mr. Weiser's children for which Mr. Weiser has sole voting and dispositive power and 4,000 shares held in the estate of Mr. Weiser's deceased father for which Mr. Weiser, as co-executor and co-trustee, has shared voting and dispositive power. Excludes 420 shares beneficially owned by Mr. Weiser's spouse and disclaimed by Mr. Weiser.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires directors and executive officers and all persons who beneficially own more than 10 percent of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of such Common Stock. Executive officers, directors and greater-than-10-percent beneficial owners are also required to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based upon a review of the copies of such reports and written representations that no other reports were required, all Section 16(a) filing requirements applicable to directors, executive officers and greater-than-10-percent beneficial owners during the fiscal year ended December 31, 1997 have been satisfied.

Proposal 1 - Election of Directors

Nominees

Ten individuals have been nominated for election to the Company's Board of Directors at the 1998 Annual Meeting of Stockholders to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal). Two of the nominees for election, Mr. Weiser and Mr. Appel, are officers of the Company and its wholly owned subsidiary, Dain Rauscher Incorporated ("DRI"), the surviving entity following the first-quarter 1998 consolidation of the Company's three wholly owned subsidiaries, Dain Bosworth Incorporated ("Dain Bosworth"), Rauscher Pierce Refsnes, Inc. ("Rauscher Pierce") and Interra Clearing Services Inc. One of the nominees, Mr. Wessels, will become an employee of DRI and a Director of the Company upon consummation of the acquisition of Wessels, Arnold & Henderson, LLC, on March 31, 1998 (subject to regulatory approval). Mr. Wessels' nomination for re-election to the Company's Board of Directors is also contingent upon the closing of such acquisition.

The accompanying proxy is intended to be voted FOR the election of the nominees named below, unless authority to vote for one or more of such nominees is withheld as specified in the proxy card. If an executed proxy card is returned and no instruction is given, the shares of Common Stock represented by that proxy will be voted in favor of such election. If an executed proxy card is returned and authority to vote with respect to any or all of the nominees is withheld as specified in the proxy card, the shares of Common Stock represented by that proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the total number of shares voted with respect to such nominee or nominees, but will not be considered to have been voted in favor of such nominee or nominees.

The accompanying proxy may not be voted for more than eleven directors. The affirmative vote of a majority of the shares of Common Stock represented at the meeting and entitled to vote is required for the election of each director. Cumulative voting is not permitted. In the event that any nominee becomes unable or unwilling to serve as a director for any reason, the accompanying proxy will be voted by the named persons in their best judgment. In the event the acquisition of Wessels, Arnold & Henderson, LLC is not consummated prior to the date of the Annual Meeting, Mr. Wessels' nomination will be withdrawn and the accompanying proxy will be voted by the named persons for ten directors only. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.

Each nominee has furnished the following information with respect to his or her principal occupations or employment during the last five years and his or her directorships of other companies subject to the reporting requirements of the Exchange Act or the Investment Company Act of 1940, as amended.

[PICTURE]

JOHN C. APPEL
Vice Chairman and Chief Financial Officer
Dain Rauscher Corporation
Dain Rauscher Incorporated

John C. Appel, 49, was named Vice Chairman and Chief Financial Officer of the Company in October 1997 and of DRI in January 1998. Mr. Appel was Chief Executive Officer of Dain Bosworth from February 1997 through December 1997, President and Chief Operating Officer of Dain Bosworth from 1994 through December 1997, and an Executive Vice President of the Company from 1990 until October 1997. Mr. Appel served as Chief Financial Officer of the Company from 1986 to 1994 and as Chief Financial Officer of Dain Bosworth from 1990 to 1994. Prior to joining the Company as its Chief Financial Officer in 1986, Mr. Appel was a partner with the accounting firm of Deloitte Haskins & Sells (now Deloitte & Touche). Mr. Appel has been a director of the Company since 1995. Mr. Appel also serves as a director of Smith Breeden Associates, a registered investment adviser.

[PICTURE]

J. EVANS ATTWELL
Of Counsel
Vinson & Elkins LLP

J. Evans Attwell, 67, is Of Counsel to the Houston-based law firm of Vinson & Elkins LLP. He was a partner in the firm from 1965 through 1995 and served as its Managing Partner from 1981 through 1991. Mr. Attwell has been a director of the Company since 1996. Mr. Attwell also serves as a director of American General Corporation and Seagull Energy Corporation.

[PICTURE]

SUSAN S. BOREN
President
Trillium Advisors, Inc.

Susan S. Boren, 51, is President of Trillium Advisors, Inc. a firm she founded in 1996 to advise executives and boards on issues of leadership and governance. From 1981 through 1995, Ms. Boren was an executive with Dayton Hudson Corporation in financial, human resources and operating roles. Ms. Boren has been a director of the Company since 1993. Ms. Boren also serves as a director of Valspar Corporation.

[PICTURE]

F. GREGORY FITZ-GERALD
President
The ANSR Company, LLC

F. Gregory Fitz-Gerald, 56, is President of The ANSR Company, LLC, a private company engaged in investment research using genetic algorithms and evolutionary computation. From 1991 to 1995, Mr. Fitz-Gerald was a private investor and financial consultant. Previously, he held senior executive positions with Commercial Credit Company and Primerica Corporation, American Express Company, American Express Credit Corporation, and Merrill Lynch & Co., Inc. Mr. Fitz-Gerald has been a director of the Company since 1987.

[PICTURE]

WALTER F. MONDALE
Partner
Dorsey & Whitney, LLP

Walter F. Mondale, 70, is a partner with the Minneapolis-based law firm of Dorsey & Whitney, LLP. From 1993 through 1996, Mr. Mondale was the U.S. Ambassador to Japan. He was the Democratic Party's nominee for President in 1984, Vice President of the United States from 1976 to 1980, a U.S. Senator from 1964 to 1976, and Attorney General for the State of Minnesota from 1960 to 1964. Mr. Mondale has been a director of the Company since April 1997. Mr. Mondale also serves as a director of several Black Rock mutual funds managed by Black Rock Financial Management, Inc., Northwest Airlines Corporation, the Mayo Foundation, CNA Financial Corp., and United HealthCare Corporation.

[PICTURE]

C. A. RUNDELL, JR.
President and Chief Executive Officer
Tyler Corporation

C. A. Rundell, Jr., 66, has been President and Chief Executive Officer of Tyler Corporation since October 1997. He has also been a private investor and financial consultant, doing business as Rundell Enterprises, since he retired as Chairman of the Board, President and Chief Executive Officer of Cronus Industries, Inc. in 1988, positions that he had held since 1977. Mr. Rundell has been a Director of the Company since 1994. Mr. Rundell also serves as chairman of NCI Building Systems, Inc. and as chairman and a director of Tandy Brands Accessories, Inc.

[PICTURE]

ROBERT L. RYAN
Senior Vice President
Chief Financial Officer
Medtronic, Inc.

Robert L. Ryan, 54, has been Senior Vice President and Chief Financial Officer of Medtronic, Inc. since 1993. Prior to joining Medtronic, he had been Vice President, Finance, and Chief Financial Officer of Union Texas Petroleum Corp. since 1984. Mr. Ryan has been a director of the Company since 1994. Mr. Ryan also is a director of United HealthCare Corporation, TECO Energy, Inc. and Tampa Electric Company.

[PICTURE]

ARTHUR R. SCHULZE, JR.
Former Vice Chairman of the Board
General Mills, Inc.

Arthur R. Schulze, Jr., 67, retired from his position as Vice Chairman of the Board of General Mills, Inc. in 1993, a position he had held since 1989. He previously served as Executive Vice President of General Mills, Inc. and President of its Grocery Products Food Group. Mr. Schulze has been a director of the Company since 1987. Mr. Schulze is also a director of Sealright Co., Inc.

[PICTURE]

IRVING WEISER
Chairman, President and Chief Executive Officer,
Dain Rauscher Corporation
Dain Rauscher Incorporated

Irving Weiser, 50, has been the Company's Chairman since 1995, its Chief Executive Officer since 1990 and its President since 1985. Mr. Weiser has been President and Chief Executive Officer of DRI since January 1998, and Chairman of DRI and its predecessor, Dain Bosworth, since 1990. Mr. Weiser was also Chairman of Rauscher Pierce from 1995 until it merged into DRI in January 1998. From 1990 to February 1997, Mr. Weiser held various other executive positions with each of Dain Bosworth and Rauscher Pierce, including serving as Dain Bosworth's Chief Executive Officer and Acting Chief Executive Officer of Rauscher Pierce. Mr. Weiser currently serves as Chairman of the Securities Industry Association. Prior to 1985, Mr. Weiser was a partner in the law firm of Dorsey & Whitney, LLP. Mr. Weiser has been a director of Dain Rauscher since 1985.

[PICTURE]

KENNETH J. WESSELS
Senior Executive Vice President
Dain Rauscher Incorporated(Effective upon consummation of acquisition)
Chairman, President and Chief Executive Officer,
Wessels, Arnold & Henderson, LLC

Kenneth J. Wessels, 55, has been named Senior Executive Vice President of the Company and DRI, and a Director of the Company contingent upon the closing of the acquisition of Wessels, Arnold & Henderson, LLC ("WAH"), and Wessels, Arnold & Henderson Group LLC ("WAH Group") scheduled for March 31, 1998 (subject to regulatory approval). Mr. Wessels has been the Chief Executive Officer and a Managing Director of WAH, an institutional equity sales, trading and investment banking firm based in Minneapolis, Minnesota, of which Mr. Wessels was also a founder, since 1986, and Chief Executive Officer and a Managing Director of WAH Group since its formation in 1995. From 1977 to 1986, Mr. Wessels was Executive Vice President and a Director of Piper, Jaffray & Hopwood Incorporated. Mr. Wessels served as the Chairman of the Board of Governors of the National Association of Security Dealers, Inc. (NASD) in 1990, and has also served on various NASD committees and task forces. Mr. Wessels is a nominee for re-election to the Board of Directors at the 1998 Annual Meeting of Shareholders, contingent upon the closing of the WAH and WAH Group acquisition.

BOARD OF DIRECTORS COMMITTEES AND MEETINGS

The Company's Board of Directors has an Audit Committee and a Compensation and Organization Committee. The Audit Committee reviews and monitors the Company's accounting policies and control procedures, recommends the engagement of the independent auditors, reviews the scope of the audit, and generally assists the Board in fulfilling its fiduciary responsibilities relating to accounting, financial and reporting policies and practices. The Compensation and Organization Committee approves the policies for and structure and amount of compensation of the Company's senior executives, and consults with the Company's Chief Executive Officer and Board of Directors concerning organizational matters. The Compensation and Organization Committee also administers the Company's 1986 Stock Option Plan, 1996 Stock Incentive Plan, Executive Deferred Compensation Plan, Wealth Accumulation Plan and, if approved by the Company's stockholders, the Dain Rauscher Annual Cash Bonus Plan for Designated Officers. During 1997, the Compensation and Organization Committee instituted a bi-annual self-evaluation process by the Board of Directors, soliciting information from each member concerning the Board's composition, committee structure, processes, meetings and compensation policies.

The Compensation and Organization Committee also acts as the Board's nominating committee by reviewing new Board candidates and recommending annually the slate of directors for approval by the Board of Directors and stockholders. The Committee will consider qualified Board nominees recommended by stockholders. Any stockholder wishing to recommend a nominee must submit such person's name and a summary of his or her qualifications in writing to the Secretary of the Company at least 30 days prior to the stockholder meeting at which such nomination would be considered and acted upon.

The Audit Committee, on which Messrs. Fitz-Gerald (chairman), Rundell and Attwell served, held six meetings in 1997. The Compensation and Organization Committee, on which Messrs. Schulze (chairman), Mondale and Ryan and Ms. Boren served, held five meetings in 1997. The Board of Directors met seven times in 1997. During 1997, no director attended fewer than 75 percent of the meetings of the Board and Committees upon which such director served.

Compensation

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Philosophy

The Compensation and Organization Committee of the Board of Directors (the "Committee") approves the policies for and structure and amount of compensation of the Senior Executives, including the Chief Executive Officer and the other executive officers of the Company named in the accompanying Summary Compensation Table. The Committee's goal is to establish compensation programs that will attract and retain highly qualified executives and provide an incentive to such executives to focus their efforts on the Company's long-term strategic goals by aligning their financial interests closely with long-term stockholder interests. The Committee is composed entirely of independent directors.

A significant component of the Company's Senior Executive compensation program is cash remuneration in the form of base salaries and annual discretionary bonuses. Bonuses are determined based upon the performance of the Company, the individual executive, and his or her operating unit (including, prior to January 1, 1998, his or her employing company) during the fiscal year. Bonuses are awarded early in the following year. In evaluating performance, financial, non-financial and long-term strategic objectives are considered. Base salaries generally represent a relatively small portion of the Senior Executives' total cash compensation and are average relative to comparable firms in the industry. Bonuses make up a significant portion of the Senior Executives' total cash compensation (as much as 83 percent for 1997). The Committee believes that basing a substantial portion of a Senior Executive's compensation on performance motivates the executive to perform at the highest possible level.

As a central component of the Company's Senior Executive compensation program, the Committee annually awards Senior Executives options to acquire shares of the Company's Common Stock. The Committee believes that stock options provide a highly efficient form of compensation from both a cost and an accounting perspective, and that such awards provide an incentive to achieve the Company's longer-term strategic goals by aligning the long-term financial interests of the Senior Executives with those of the Company's stockholders.

The level of options awarded to each Senior Executive is linked to performance in that the award is generally determined by applying an assigned Long-Term Incentive Percentage to the amount of total cash compensation approved by the Committee for such Executive. The range of Long-Term Incentive Percentages (currently 15 to 20 percent of a Senior Executive's total cash compensation) was established with a goal of providing long-term compensation opportunities to the Senior Executives that are competitive with those of the executives of other well-performing regional brokerage firms. The percentages were initially approved by the Committee based upon the recommendation of an independent firm of management compensation consultants. They are reviewed periodically by management and the Committee for appropriateness and competitiveness. Additional option grants above the level generated by the Long-Term Incentive Percentages are also awarded from time to time as determined by the Committee.

An additional component of the Company's Senior Executive compensation program is the Executive Deferred Compensation Plan (the "Deferred Plan"). The Deferred Plan is a voluntary, non-tax-qualified, deferred compensation plan that encourages Senior Executives to invest their own capital in the Company's Common Stock. Under the Deferred Plan, each Senior Executive may elect, prior to the beginning of a fiscal year, to defer up to 30 percent of his or her discretionary bonus compensation earned for that year. The deferred amount may be invested either in shares of the Company's Common Stock or in an alternate fixed income investment, but the participating Senior Executive will receive a matching contribution from the Company only on amounts invested in Company Common Stock. For 1997, such matching contribution was set at a level equal to 50 percent of the deferred bonus amount. Participating Senior Executives vest in matching contributions after four years of continued service, subject to acceleration upon death, permanent disability, retirement under certain conditions or a change in control of the Company.

The Committee believes that the stock option and Deferred Plan components of the Company's Senior Executive compensation program have increased and will continue to increase over time the levels of stock ownership of the Company's Senior Executives. This aligns the interests of those persons who have the greatest ability to affect the Company's financial results closely with the interests of the Company's stockholders. The Committee also believes that significant levels of stock ownership and ownership potential will assist the Company in retaining the services of the Senior Executives.

Determination of 1997 Senior Executive Compensation

The Committee met three times to determine annual discretionary bonuses and long-term incentive compensation for the Senior Executives for 1997. In preparation for these meetings, the Committee reviewed the overall profitability, growth and financial performance of the Company, its subsidiaries and their various business lines.

Chief Executive Officer Compensation.
In determining Mr. Weiser's bonus, the Committee considered equally four key factors it had identified to measure profitability and growth. With respect to profitability, the Committee reviewed the Company's 1997 net earnings and return on average equity; and with respect to growth, it reviewed the three-year compounded growth rates in the Company's revenues and stock price. The Company's 1997 net earnings considered by the Committee in determining Mr. Weiser's 1997 bonus included the effect of the $15 million restructuring charge incurred by the Company during the 1997 third quarter. The Committee also reviewed similar information for the most recently available periods for a selected group of comparable publicly held regional brokerage firms. All of such firms are included in the Regional Sub-Index of the Financial Service Analytics Brokerage Stock Price Index used in the accompanying Comparative Stock Performance graph.

The Committee also reviewed data from the most recent publicly available proxy statements for certain of such firms in order to determine competitive compensation levels for other chief executive and chief operating officers within the industry, and compared such information to the performance of such firms based on the above profitability and growth factors. The Committee also compared the Company's financial performance during 1997 against the objectives set by management and the Board of Directors at the beginning of the year. Based on this information, the Committee determined a compensation range that it believed fairly reflected the Company's overall and relative financial performance and was reasonably competitive with other comparable firms in the industry. The Committee then reviewed the specific non-financial objectives established for Mr. Weiser by the Board of Directors at the beginning of the year and evaluated Mr. Weiser's performance with respect to such objectives.

After consideration of all of the above financial and non-financial performance factors, the Committee, in its discretion, determined the amount of Mr. Weiser's annual bonus. After approval of the bonus, the Committee determined Mr. Weiser's stock option award. For 1997, Mr. Weiser was awarded options for approximately four times the number of shares the application of his Long-Term Incentive Percentage to his total cash compensation would have generated as additional potential compensation for the restructuring of the Company.

Compensation of Other Senior Executives.
The Committee approved individual bonus amounts for each Senior Executive other than Mr. Weiser following a presentation by Mr. Weiser of his evaluation of the Senior Executive's individual and business unit performance and his bonus recommendation for such Senior Executive. As a result of the Company's consolidation of its three brokerage subsidiaries announced in October 1997, the total number of Senior Executives of the Company was reduced from 13 to six by December 31, 1997. The Committee consulted with Mr. Weiser concerning the selection of and changes in the roles and responsibilities of such remaining Senior Executives. In determining the compensation of such Senior Executives, Mr. Weiser reviewed with the Committee information concerning the revenues, contributions and profit margins of the business lines each Senior Executive had been responsible for over the prior three years, and similar information available to the Company for a select group of regional firms. Mr. Weiser also summarized for the Committee the performance of each Senior Executive relative to the financial and non-financial objectives established for such Senior Executive at the beginning of the year. The Committee was also provided historical compensation information prepared by a third-party organization for a group of 15 to 20 regional brokerage firms, including the group of comparable publicly held regional firms referred to above, for background on competitive salary levels within the industry.

After the Committee approved the Senior Executive bonus amounts, stock option award levels were determined. As with Mr. Weiser, the other five remaining Senior Executives were granted options for 1997 for approximately four times the number of shares that would have been generated by application of the Long-Term Incentive Percentages to total cash compensation as described above as potential compensation for their efforts in connection with the consolidation and to reflect their new responsibilities in the reorganized enterprise.

The Committee also reviewed and approved the terms of specific compensation arrangements entered into by the Company with certain Senior Executives or former Senior Executives during 1997, as it does from time to time. The Committee believes that such arrangements were evaluated and approved on a basis consistent with the Company's overall compensation philosophy.

Application of Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits corporate deductions to $1,000,000 for compensation paid to each named Senior Executive during a calendar year. Regulations under
Section 162(m) permit stock options to be excluded from
compensation if certain conditions are met.    In determining
bonus amounts for 1997 to be paid during calendar 1998, the Committee determined it was appropriate in order to achieve the goals of the Company's compensation program as described in this report to authorize a bonus payment to Mr. Weiser which, when combined with his 1997 base salary, will result in compensation above the deductibility limitation of Section 162(m). The Company will relinquish the corporate compensation deduction for all amounts that exceed the Section 162(m) limit. As discussed in Proposal 3 below, the principal purpose of the Dain Rauscher Annual Cash Bonus Plan for Designated Corporate Officers is to maximize the deductibility, where possible, of compensation to Senior Executives above $1,000,000.

Arthur R. Schulze, Jr., Chairman
Susan S. Boren
Robert L. Ryan
Walter F. Mondale
Members of the Compensation and Organization Committee

SUMMARY COMPENSATION TABLE

The following table summarizes, for each of the last three fiscal years, the compensation paid to or earned by and awarded to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company ("DRC"), and/or its subsidiaries, Dain Bosworth Incorporated ("Dain Bosworth" or "DBI") or Rauscher Pierce Refsnes, Inc. ("Rauscher Pierce" or "RPR"), serving at December 31, 1997. The principal positions indicated for each named officer represent the positions held at December 31, 1997.

                                                Long-Term
                                               Compensation
                        Annual Compensation       Awards
                        -------------------  ----------------
                                                         Sec-
                                                       urities     All
                                                        Under-    Other
                                                Re-     lying     Comp-
Name & Principal                              stricted Options/   ensa-
Positions          Year   Salary  Bonus(1)(2)  Stock    SARs(1)   tion(3)
-----------------  ----  -------- ----------  -------- -------   --------
Irving Weiser,(4)  1997  $250,000 $1,200,000     -      50,000   $194,165
Chairman,
Pres. & CEO, DRC;  1996  $250,000 $1,500,000     -      23,000   $248,882
Chairman, DBI &
RPR                1995  $250,000   $800,000     -      24,300   $167,338

John C. Appel,(4)  1997  $200,000   $675,000     -      24,000   $115,415
Vice Chairman &
CFO, DRC;          1996  $175,000   $950,000     -      11,100   $167,806
Pres. & CEO, DBI   1995  $175,000   $625,000     -      13,900   $132,688

William A.
 Johnstone,(4)     1997  $175,000   $625,000     -      24,000    $87,915
Vice Chairman,DRC; 1996  $175,000   $260,000   25,000   25,000          -
Pres. & CEO, RPR

Ronald A.
 Tschetter,        1997  $150,000   $900,000      -     24,000   $149,165
Sr. Exec. Vice
President, DRC;    1996  $150,000   $800,000      -      6,300   $135,806
Exec. Vice
President, DBI     1995  $150,000   $600,000      -      8,700    $93,948

Nelson D. Civello, 1997  $150,000   $600,000      -     24,000   $104,165
Sr. Exec. Vice
President, DRC;    1996  $150,000   $500,000      -      4,300    $65,806
Exec. Vice
President, DBI     1995  $150,000   $290,000      -      5,100    $35,698


(1) Awarded with respect to such year in January or February of the following year. See "Report of Compensation Committee on Executive Compensation - Compensation Philosophy." All options are 10-year options, vesting over four years, having an exercise price equal to the fair market value per share of Common Stock on the date of grant.

(2) For 1997, 1996 and 1995, respectively, includes the following amounts voluntarily deferred pursuant to the Executive Deferred Compensation Plan: Mr. Weiser, $360,000, $450,000 and $240,000; Mr. Appel, $202,500, $285,000 and $187,500; Mr.
Johnstone, $147,500 (1997 only); Mr. Civello, $180,000, $100,000 and $43,500; and Mr. Tschetter, $270,000, $240,000 and $160,000.
The Executive Deferred Compensation Plan is a voluntary, non-tax-qualified, deferred compensation plan in which the Senior Executives of the Company may participate. Under the Plan, each participating Senior Executive may elect, prior to the beginning of a fiscal year, to defer up to 30 percent of his or her discretionary bonus for that year. The deferred amounts may be invested either in shares of the Company's Common Stock or in an alternate fixed income investment, but the participating Senior Executive will only receive a matching contribution on amounts invested in shares of the Company's Common Stock. The employer-matching contribution was equal to 50 percent of the deferred amount for 1997, 1996 and 1995. Senior Executives vest in employer-matching contributions after four years (subject to acceleration in certain events) and are immediately vested with respect to deferred bonus amounts.

(3)  Represents for each of 1997, 1996 and 1995, respectively:
(a) contributions in the following aggregate amounts made by the Company during the fiscal year ended December 31 pursuant to its Profit Sharing and Stock Bonus Plans (which were merged to create the Company's Retirement Plan effective January 1, 1997) and Deferred Compensation Plan for Excess Contributions (which was terminated for compensation earned after December 31, 1994): Mr. Weiser, $14,165, $14,382 and $47,338; Mr. Appel, $14,165, $15,806
and $38,938; Mr. Johnstone, $5,365 (1997 only); Mr. Civello, $14,165, $15,806 and $24,658; and Mr. Tschetter, $14,165, $15,806
and $38,308; (b) matching contributions in the following amounts made by the Company pursuant to the Executive Deferred Compensation Plan on bonus amounts earned by such executives for the fiscal year ended December 31, but voluntarily deferred: Mr. Weiser, $180,000, $225,000 and $120,000; Mr. Appel, $101,250,
$142,500 and $93,750; Mr. Johnstone, $73,750 (1997 only); Mr.
Civello, $90,000, $50,000 and $21,750; and Mr. Tschetter,
$135,000, $120,000 and $80,000. The Retirement Plan is a broad-based plan in which all employees of the Company may participate (subject to certain eligibility requirements). Under the Retirement Plan, the Company annually contributes a percentage of all participants' eligible compensation. The board of directors determines the level of contribution to the Retirement Plan, subject to a 3-percent minimum contribution. In addition, participating employees receive employer-matching contributions at a rate of 40 percent on voluntary, before-tax contributions of up to 5 percent of their eligible compensation (subject to federal tax law limitations) made by such employees to their accounts under the Plan up to $3,000 annually. Participants vest in employer contributions after five years of continuous employment with the Company.

(4) Mr. Weiser served as Chief Executive Officer of Dain Bosworth until February 1997, when Mr. Appel was named to such position. Mr. Weiser also served as Acting Chief Executive Officer of Rauscher Pierce until June 1996, when Mr. Johnstone became Chief Executive Officer.


Options and Stock Appreciation Rights

The following tables summarize option grants made to the executive officers named in the Summary Compensation Table with respect to the year ended December 31, 1997, option exercises by such persons during the year ended December 31, 1997, and the potential realizable value of the options held by such persons at December 31, 1997. No stock appreciation rights ("SARs") have been granted to any of the named persons.


Option/SAR Grants With Respect to Year Ended December 31, 1997


                   Individual Grants
--------------------------------------------------------- Potential Realizable
               Number of  % of Total                         Value at Assumed
              Securities  Options/Sars                    Annual Rates of Stock
              Underlying  Granted to    Exercise            Price Appreciation
               Options     Employees    or Base   Expira-   for Option Term (2)
                /SARs     With Respect Price(per   tion   ----------------------
Name	          Granted(1)   to 1997    share)(1)   Date  5%($69.64) 10%($110.88)
-------------  ---------  ------------ --------- -------- ---------- -----------
Irving Weiser   50,000       10.3%      $56.69   2/5/2008 $1,782,602  $4,517,463

John C. Appel   24,000        5.0%      $56.69   2/5/2008   $855,649  $2,168,382

William A.
 Johnstone      24,000        5.0%      $56.69   2/5/2008   $855,649  $2,168,382

Nelson D.
 Civello        24,000        5.0%      $56.69   2/5/2008   $855,649  $2,168,382

Ronald A.
 Tschetter      24,000        5.0%      $56.69   2/5/2008   $855,649  $2,168,382


(1) Options granted February 5, 1998, based upon 1997 total cash compensation. See "Report of Compensation Committee on Executive Compensation - Compensation Philosophy." All such options become exercisable as follows: 20 percent on February 5, 2000; an additional 30 percent on February 5, 2001; and the remaining 50 percent on February 5, 2002. Exercise price is equal to the closing price per share of Dain Rauscher's Common Stock as reported on the New York Stock Exchange on the day prior to the date of grant.

(2) Represents potential gains based on annual compound stock price appreciation of 5 percent and 10 percent from the date of grant until the expiration date. The amount in parentheses indicates what the price would be for one share of Dain Rauscher Common Stock on the expiration date at such rates of appreciation. The amounts given represent assumed rates of appreciation only. Actual gains, if any, on option exercises will depend on future performance of the Dain Rauscher Common Stock and overall stock market conditions.

       Aggregate Option/SAR Exercises During Year Ended December 31, 1997
              and Value of Options/SARs Held at December 31, 1997
                                     Number of Unexercised
                                     Securities Underlying  Value of Unexercised
                                     Options/SARs Held at  In-the-Money Options/
                  Shares               December 31, 1997    SARs at December 31,
                 Acquired    Value      (Exercisable/        1997 (Exercisable/
Name           on Exercise  Realized(1) Unexercisable)(2) Unexercisable)(1)(2)
-------------  -----------  ----------  ----------------  ----------------------
Irving Weiser     8,750     $316,820   145,650/116,900     $8,062,362/$5,287,161

John C. Appel     4,750     $177,001    49,250/66,400      $2,612,795/$3,065,576

William A.
 Johnstone                                   -/37,500               -/$1,821,863

Nelson D.
 Civello                                27,450/20,200      $1,483,240/$894,866

Ronald A.
 Tschetter                              36,735/30,165      $2,027,171/$1,341,665


(1) "Value" has been determined based upon the difference between the per-share option exercise price and closing price of Dain Rauscher Common Stock on the New York Stock Exchange on the date of exercise or December 31, 1997.

(2) Does not include the number or value of unexercisable options granted subsequent to December 31, 1997, included in the Option Grant table above.


COMPENSATION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

Mr. William A. Johnstone. The Company has entered into written compensation arrangements with Mr. William A. Johnstone, one of the executive officers named in the Summary Compensation Table. Mr. Johnstone was named President and Chief Executive Officer of Rauscher Pierce and a Director of the Company effective June 24, 1996. In connection with the consolidation of Dain Bosworth and Rauscher Pierce, Mr. Johnstone was named Vice Chairman of the Company in October 1997 and Vice Chairman, Equity Capital Markets of Dain Rauscher in January 1998. In connection with the acquisition of Wessels, Arnold & Henderson, LLC ("WAH") on March 31, 1998 (subject to regulatory approval), the Company has announced that Mr. Johnstone will resign as director of the Equity Capital Markets Group of Dain Rauscher effective March 31, 1998, resign as Vice Chairman of Dain Rauscher and the Company effective May 31, 1998 and not stand for re-election to the Company's Board of Directors at the Annual Meeting of Shareholders on May 6, 1998.

Under the terms of Mr. Johnstone's original offer of employment in May 1996, his annualized base salary for 1996 was set at $175,000, and he was guaranteed annualized total cash compensation (salary and bonus) at the rate of $600,000 for 1996, and a minimum annualized total cash compensation of $600,000 for 1997 and $500,000 for 1998. In addition, upon commencement of his employment, Mr. Johnstone was granted 10-year non-qualified options to purchase 25,000 shares of the Company's Common Stock at a price of $25.125 per share and was issued 25,000 restricted shares of the Company's Common Stock. The options would have become vested 20 percent on June 24, 1998, an additional 30 percent on June 24, 1999, and the remaining 50 percent on June 24, 2000, assuming Mr. Johnstone were still employed on such dates. Fifty percent of Mr. Johnstone's restricted shares became vested on December 31, 1997, and the balance would have become vested on December 31, 1998. Under the terms of the applicable Restricted Stock agreement, Mr. Johnstone's unvested restricted shares were subject to forfeiture in the event that Mr. Johnstone resigned from or abandoned his position with the Company or was terminated for misconduct. Mr. Johnstone's vesting with respect to such unvested shares was also subject to acceleration in the event that Mr. Johnstone died or became disabled, his employment was terminated by the Company for reasons other than misconduct, or there was a change in control of the Company.

In October 1997, in connection with the consolidation of Dain Bosworth and Rauscher Pierce and the change in Mr. Johnstone's role from President and Chief Executive Officer of Rauscher Pierce to Vice Chairman, Equity Capital Markets for Dain Rauscher, the Company entered into an amendment of Mr. Johnstone's original letter agreement. For 1998, Mr. Johnstone was guaranteed annualized base salary of $200,000 and a bonus determined by the Company's financial performance, including return on equity and other appropriate financial measurements, for total cash compensation of between $750,000 (assuming a return on equity of 12 percent) and $1,200,000 (assuming a return on equity of 24 percent), as long as Mr. Johnstone remained employed by the Company and performed in a satisfactory and ethical manner. Upon any change in control, Mr. Johnstone would have been entitled to receive $600,000 for 1997 or $750,000 for 1998. It was also agreed that if Mr. Johnstone's employment were to be terminated on or before December 31, 1998, for any reason other than gross and willful misconduct, he would be paid a pro rata portion of his bonus for the year and his unvested options and restricted stock would be bought out at a per-share price equal to the then-fair market value less the exercise price of the options. Such buyout was made contingent upon his execution of a general release and a one-year non-competition and no-solicitation agreement.

In accordance with the terms of such October 1997 amendment, upon termination of his employment with the Company effective May 31, 1998, the Company will pay Mr. Johnstone a lump sum of $500,000 in severance (less year-to-date base salary previously paid), which represents a five-month pro rata share of his guaranteed annualized total compensation at the $1,200,000 rate, and will buy out the value of his 25,000 unvested option shares and 12,500 unvested restricted shares at a per share price equal to the fair market value thereof either on his termination date or any earlier date selected by him and as of which he so notifies the Company.

Mr. Kenneth J. Wessels. The Company has also entered into a written employment agreement with Mr. Kenneth J. Wessels, who will become a director and executive officer of the Company and Dain Rauscher effective upon the consummation of the acquisition of WAH on March 31, 1998 (subject to regulatory approval). Mr. Wessels is currently the Chief Executive Officer of WAH and will become the Senior Executive Vice President responsible for the Dain Rauscher Wessels equity capital markets division following the consummation of such acquisition.

The initial term of Mr. Wessels' employment agreement extends until December 31, 1999. The agreement will automatically renew until December 31, 2000, unless either party notifies the other in writing prior to October 31, 1999 of its desire to terminate the agreement. The agreement provides that during its term, Mr. Wessels will be paid a base salary of $300,000 and a guaranteed minimum total cash compensation (including base salary) of $1,500,000 on an annualized basis. In addition, Mr. Wessels will be paid a performance bonus based on a formula tied to the performance of the Dain Rauscher Wessels equity capital markets division. So long as the fully allocated profit margin (the "Margin") of the division equals or exceeds 12 percent and the compound annual growth rate ("CAGR") of the division and the Margin added together exceed 36 percent, Mr. Wessels' additional performance bonus will be equal to (i) ten times the number of percentage points by which the sum of the CAGR and the Margin exceeds 36 percent, multiplied by (ii) $1,125,000 for 1998 or $1,500,000 for each of 1999 and 2000. This amount may be increased or decreased by up to 20 percent based upon objectives to be agreed to in advance of each year. If the Margin is less than 12 percent, any additional performance bonus paid to Mr. Wessels will be determined in the discretion of the Company's Board of Directors.

If, during the term of the agreement, Mr. Wessels dies or becomes permanently disabled, he will receive his accrued but unpaid base salary together with a pro rata share of his guaranteed minimum total cash compensation for the year and any vested benefits under the Company's benefit plans. If during the term of the agreement his employment is terminated by the Company for cause (as defined in the agreement), or he voluntarily terminates his employment without good reason (as defined in the agreement), he will be paid his accrued but unpaid base salary and any vested benefits only. If during the term of the agreement Mr. Wessels' employment is terminated by the Company without cause or Mr. Wessels voluntarily terminates his employment for good reason, then he will be paid his guaranteed minimum total cash compensation for each year through December 31, 2000.

In addition to the above compensation and conditioned upon commencement of his employment, Mr. Wessels was granted a 10-year non-qualified option to purchase 24,000 shares of the Company's Common Stock at a price equal to $58.875 per share. The options vest 20 percent on the second anniversary of the effective date of the consummation of the acquisition, 30 percent on the third anniversary of such date and the remaining 50 percent on the fourth anniversary of such date. The vesting of such options will be subject to acceleration upon any change in control of the Company or the termination of Mr. Wessels' employment by the Company without cause, or if Mr. Wessels voluntarily terminates his employment for good reason. Mr. Wessels has also agreed, in general, to refrain from competing with the Company in the equity capital markets business and to refrain from soliciting any employee or any customer of the equity capital markets division of the Company for a period of two years after termination of the agreement.

COMPENSATION OF DIRECTORS

Dain Rauscher's non-employee director compensation currently consists of (a) base compensation in the amount of $15,000 per year; (b) $1,000 for attendance at each Board of Directors or Committee meeting; (c) an additional $1,800 per year for each of the chairman of the Audit Committee and the chairman of the Compensation and Organization Committee; and (iv) per diem compensation of $500 per half day or $1,000 per whole day for significant additional time spent on Company matters beyond the scope of normal preparation for and attendance at Board and Committee meetings. In addition, in order to provide additional incentive for its non-employee directors to serve for significant periods, Dain Rauscher has entered into retirement agreements with each of such directors. Such agreements provide that, upon retirement from the Board after at least five years of service as a director, a non-employee director will be paid an annual retainer fee for the number of years served (up to a maximum of ten years). The amount of the retainer is determined by multiplying the annual base compensation rate in effect at the time of retirement by a percentage equal to 10 percent for each fiscal year served (up to a maximum of ten years).

Pursuant to the 1986 Stock Option Plan and 1996 Stock Incentive Plan, each non-employee director of Dain Rauscher has also been automatically granted, upon each election or reelection to the Board of Directors, a five-year, non-qualified option to purchase 2,000 shares of Dain Rauscher's Common Stock which vests in full six months after the date of grant. Such options are granted with an exercise price equal to the closing price per share of Dain Rauscher Common Stock as reported on the New York Stock Exchange.

Additionally, pursuant to the 1996 Stock Incentive Plan, non-employee directors have been offered the opportunity to elect to receive restricted shares of Dain Rauscher Common Stock in lieu of all or 50 percent of the $15,000 annual base compensation referred to above. Directors who have elected to participate in the Plan received restricted shares of Dain Rauscher Common Stock having a market value, based on the closing sale price per share of Dain Rauscher Common Stock on the New York Stock Exchange, equal to 110 percent of the base compensation foregone. The restricted shares become fully vested on the first anniversary of the date of grant. Such vesting is accelerated in the event the participating director dies, becomes disabled or retires in accordance with Dain Rauscher's then-current Board retirement policy or upon a change in control of Dain Rauscher.

CERTAIN TRANSACTIONS

DRI is (and each of its predecessors, Dain Bosworth and Rauscher Pierce, was) a broker-dealer extending credit from time to time under Federal Reserve Regulation T to certain of the Company's directors and executive officers and members of their immediate families. All such loans are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features.

COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total stockholder return on Dain Rauscher's Common Stock for the last five fiscal years with the cumulative total return on the S&P 500 Stock Index and the Regional Sub-Index of the Financial Service Analytics Stock Price Index (the "FSA Index") over the same period (assuming the investment of $100 in each on December 31, 1992, and the reinvestment of all dividends).

          S&P 500          FSA Regional Index      Dain Rauscher
          -------          ------------------      -------------
1992       100                    100                  100
1993       110.06                 131.12               157.72
1994       111.5                  111.85               130.31
1995       153.36                 165.3                224.13
1996       188.55                 257.06               319.14
1997       251.43                 560.89               634.54


(1) Total return calculations on the FSA Index were performed by Financial Service Analytics, Inc. The FSA Index is composed of
15 publicly held regional securities firms, including Dain
Rauscher, and has been weighted based upon the market capitalizations of such firms in accordance with Securities and Exchange Commission rules.

(2) Total return calculations on the S&P 500 Index were performed by Standard & Poor's Compustat Services, Inc.


Proposal 2 - Approval of Amendment to Restated Certificate of
Incorporation to Increase Authorized Common Stock

The Dain Rauscher Board of Directors has determined that Article Fourth of Dain Rauscher's Restated Articles of Incorporation should be amended and has voted to submit an amendment to Dain Rauscher stockholders for adoption. The proposed amendment to Article Fourth would increase the number of authorized share of Common Stock, par value $.125, from 30,000,000 to 60,000,000, and the total number of shares of stock which Dain Rauscher has the authority to issue from 32,501,940 to 62,501,940.

As of March 10, 1998, there were 12,332,322 shares of Common Stock outstanding, 1,659,000 shares reserved for future issuance pursuant to the Dain Rauscher Retirement Plan, 1,871,552 shares reserved for future issuance upon exercise of options granted under the Dain Rauscher 1986 Stock Option Plan and 2,926,400 shares reserved for future issuance pursuant to the 1996 Stock Incentive Plan. As of March 10, 1998, there were no shares of any class of Preferred Stock outstanding.

The additional shares of Common Stock for which authorization is sought would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. Such additional shares would not (and the shares of Common Stock presently outstanding do not) entitle the holders thereof to preemptive or cumulative voting rights.

Purposes and Effects of the Amendment The Board of Directors believes that additional authorized shares of Common Stock will enable Dain Rauscher to issue additional shares of Common Stock pursuant to the Dain Rauscher 1996 Stock Incentive Plan and to take timely advantage of market conditions and the availability of favorable financing and acquisition opportunities without the delay and expense associated with convening a special stockholders' meeting (unless otherwise required by the rules of any stock exchange on which Dain Rauscher Common Stock may then be listed). The additional shares of Common Stock would also permit the Company increased flexibility with respect to stock dividends and other general corporate purposes.

Unless required by law or by the rules of any stock exchange on which Dain Rauscher's Common Stock may in the future be listed, no further authorized vote by the stockholders will be sought for any issuance of shares of Common Stock. Under existing New York Stock Exchange, Inc. regulations, approval by a majority of the holders of Common Stock would nevertheless be required in connection with any transaction or series of related transactions that would result in the original issuance of additional shares of Common Stock, other than in a public offering for cash, (a) if such additional shares of Common Stock (including securities convertible into or exercisable for Common Stock) has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of the Common Stock; (b) if the number of such additional shares of Common Stock is or will be equal to or in excess of 20 percent of the number of shares of Common Stock outstanding before the issuance of such additional shares; or (c) if the issuance would result in a change in control of Dain Rauscher.

Although the increase in authorized but unissued shares of Common Stock is designated for general corporate purposes, the increase in the authorized but unissued shares of Common Stock could make a change in control of Dain Rauscher more difficult to achieve. Under certain circumstances, such shares of Common Stock could be used to create voting impediments to frustrate persons seeking to effect a takeover or otherwise gain control of Dain Rauscher. Such shares could be sold privately to purchasers who might side with the Board of Directors in opposing a takeover bid that the Board determines is not in the best interests of Dain Rauscher and its stockholders.

The amendment also may have the effect of discouraging an attempt by another person or entity, through acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to effecting a merger, sale of assets or a similar transaction, since the issuance of new shares could be used to dilute the stock ownership of such person or entity.

Dain Rauscher's Restated Certificate of Incorporation currently requires a two-thirds vote in order to approve certain business combinations involving Dain Rauscher and an interested stockholder of Dain Rauscher. Although the Board of Directors presently has no intention of doing so, shares of authorized but unissued Common Stock could be issued to a holder who would thereby have sufficient voting power to assure that any such business combination or amendment to the Restated Certificate of Incorporation would not receive a two-thirds stockholder vote required for approval thereof. See "Security Ownership of Certain Beneficial Owners and Management." The issuance of additional shares of Common Stock may be used to discourage takeovers that are not approved by the Board but in which stockholders may receive a substantial premium above market value for some or all of their shares at the time a tender offer is made. Thus, stockholders who may wish to participate in such a tender offer may be restricted in their opportunity to do so. In addition, because the proposed amendment may enable Dain Rauscher to discourage tender offers, the amendment may make removal of the Board of Directors or management more difficult. To the extent that the adoption of the proposed amendment renders less likely a merger or other transaction opposed by Dain Rauscher's incumbent Board of Directors, the effect of such adoption may be to assist the Board of Directors and management in retaining their current positions.

Board Recommendation The Board of Directors recommends a vote FOR Proposal 2 to amend the Dain Rauscher Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock. The affirmative vote of a majority of the shares of Dain Rauscher Common Stock present and entitled to vote at the 1998 Annual Meeting is necessary to approve Proposal 2. Proxies will be voted in favor of Proposal 2 unless otherwise specified. If an executed proxy card is returned and no instruction is given, the shares of Dain Rauscher Common Stock represented by such proxy will be voted in favor of Proposal 2. If an executed proxy card is returned and the stockholder has abstained from voting on Proposal 2, the shares of Dain Rauscher Common Stock represented by such proxy will be considered present at the meeting for the purposes of determining a quorum and for purposes of calculating a vote with respect to Proposal 2, but will not be considered to have been voted in favor of Proposal 2. If an executed proxy is returned by a broker holding shares in street name and the broker does not vote with respect to Proposal 2 because the beneficial owner of the shares represented by such proxy has not given the broker authority to do so, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to Proposal 2.

Proposal 3 - Approval of the Annual Cash Bonus Plan for
Designated Corporate Officers

The Company seeks stockholder approval of the Annual Cash Bonus Plan for Designated Corporate Officers (the "Plan"). The Plan will be administered by the Compensation and Organization Committee of the Board of Directors (the "Committee"). The Plan is intended to qualify compensation paid thereunder as "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code (the "Code"). It is not expected that the plan will change the method or amount of compensation paid to any executive, but stockholder approval of the Plan is necessary for the Company to claim federal income tax deductions for any payments under the Plan to a "covered employee" (as defined under the Code) having compensation in excess of $1,000,000 for any fiscal year.

The Plan provides that eligible participants may share in an annual cash bonus pool. The pool will be equal to fifteen percent (15%) of the Company's earnings before income taxes for the Company's fiscal year. Eligibility under this Plan will be limited to the Chief Executive Officer plus any five other key employees designated by the Committee. This bonus pool is the mechanism for funding the Company's annual cash bonuses for the covered executives. The Chief Executive Officer may receive no more than twenty-five percent (25%) of the bonus pool, one other participant may receive no more than twenty-five percent (25%) of the bonus pool, and the other four participants no more than twelve and one-half percent (12.5%) each of the bonus pool.

The Committee will have the authority to reduce the share of the bonus pool available to any or all plan participants below the maximum amount set forth in the Plan. In determining whether the share of any participant in the bonus pool will be reduced, the Committee will consider those financial and individual performance factors that it determines to be appropriate. While the nature of these factors and size of the bonus pool in the future cannot be predicted, if the Plan had been in place in 1997, the Committee would have named the members of the Dain Rauscher executive committee as participants in the Plan, in addition to the Chief Executive Officer, and would have awarded the individual named executive officers under the Plan the same bonus amounts as are set forth opposite their names in the Summary Compensation Table on page 8. If the Plan had been in place and approved by the stockholders in 1997 and 1996, the Company would have been able to deduct $96,200 and $296,884, respectively, for the amount by which Mr. Weiser's compensation exceeded $1,000,000.

The Committee may amend prospectively or terminate the Plan at any time.

The Board of Directors unanimously recommends a vote "FOR" the proposal to approve the Annual Cash Bonus Plan for Designated Corporate Officers. The affirmative vote of a majority of the shares of Dain Rauscher Common Stock present and entitled to vote at the 1998 Annual Meeting is necessary to approve Proposal 3. Proxies will be voted in favor of Proposal 3 unless otherwise specified. If an executed proxy card is returned and no instruction is given, the shares of Dain Rauscher Common Stock represented by such proxy will be voted in favor of Proposal 3. If an executed proxy card is returned and the stockholder has abstained from voting on Proposal 3, the shares of Dain Rauscher Common Stock represented by such proxy will be considered present at the meeting for the purposes of determining a quorum and for purposes of calculating a vote with respect to Proposal 3, but will not be considered to have been voted in favor of Proposal 3. If an executed proxy is returned by a broker holding shares in street name and the broker does not vote with respect to Proposal 3 because the beneficial owner of the shares represented by such proxy has not given the broker authority to do so, such shares will be considered present at the meeting for purposed of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to Proposal 3.

Proposal 4 - Approval of the Wealth Accumulation Plan

The Company seeks stockholder approval to be able to use up to 500,000 newly issued shares of Dain Rauscher common stock to fund distribution from the Wealth Accumulation Plan (the "Plan"). Previously, the Plan was funded, and all distributions from the Plan were made, with cash. The Plan was adopted by the Board of Directors of the Company on February 1, 1995, for the purpose of providing a non-tax-qualified, deferred compensation benefit plan to managers and other highly compensated employees of the Company and its subsidiaries. The Plan is available to all employees whose gross cash compensation (as defined in the Plan) is in excess of $160,000 (which constitutes the federal tax code income limit under a tax-qualified plan), and is administered by the Compensation and Organizing Committee of the Board of Directors.

The Plan is designed to provide additional deferred compensation opportunities based solely on income, and not on policy-making positions within the Company (or any of its subsidiaries). Moreover, the Plan excludes all directors and senior executive officers who serve on the Dain Rauscher or DRI Executive Committees.

The Plan is an unfunded, "book-entry" plan. Eligible employees may elect to defer a percentage of their deferrable compensation (i.e., any amount in excess of $160,000) no later than December 31 of the year preceding the year in which such compensation is expected to be earned (employees who are first eligible to participate in the Plan during a given year must make an election within 30 days of initial employment). The election involves three decisions: (1) the percentage to be deferred; (2) the account option or options into which the deferred amounts will be deemed deposited; and (3) the distribution term (either after a defined number of years in the future, or at retirement, at the election of the employee). Currently, the Plan provides for four account options, of which one is the Dain Rauscher Stock Account. Participants electing deferrals into the Dain Rauscher Stock Account will also be deemed to receive a matching contribution from Dain Rauscher; the employer match for contribution made in 1997 with respect to elections made in 1996 is 30% of the deferred amount. The vesting period for matching contributions is determined annually by the Committee. For 1997 deferrals, the matching contributions will become vested in 2003. Distributions from the accounts may be made in cash or securities, as determined by the Committee.

Since the adoption of the Plan in 1995, only annual cash distributions, in nominal amounts, have occurred. However, the Company anticipates that future distributions will increase in number and in amount under the Plan, and that it may be in the best interest of the Company to pay such distributions in shares of the Company's Common Stock rather than cash. Although the Company may use shares rather than cash held in treasury for such purpose, it may not have sufficient shares held in treasury to fund future distributions. As a result approval of the Plan and the issuance of up to 500,000 shares of Common Stock is proposed. Stockholder approval is required under the rules of the New York Stock Exchange as a precondition for the listing of such shares.

The Committee may amend prospectively or terminate the Plan at any time.

The Board of Directors unanimously recommends a vote "FOR" the proposal to approve the Wealth Accumulation Plan. The affirmative vote of a majority of the shares of Dain Rauscher Common Stock present and entitled to vote at the 1998 Annual Meeting is necessary to approve Proposal 4. Proxies will be voted in favor of Proposal 4 unless otherwise specified. If an executed proxy card is returned and no instruction is given, the shares of Dain Rauscher Common Stock represented by such proxy will be voted in favor of Proposal 4. If an executed proxy card is returned and the stockholder has abstained from voting on Proposal 4, the shares of Dain Rauscher Common Stock represented by such proxy will be considered present at the meeting for the purposes of determining a quorum and for purposes of calculating a vote with respect to Proposal 4, but will not be considered to have been voted in favor of Proposal 4. If an executed proxy is returned by a broker holding shares in street name and the broker does not vote with respect to Proposal 4 because the beneficial owner of the shares represented by such proxy has not given the broker authority to do so, such shares will be considered present at the meeting for purposed of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to Proposal 4.

Proposal 5 - Ratification of Appointment of Auditors

The Board of Directors, based upon the recommendation of its Audit Committee, has appointed KPMG Peat Marwick LLP as independent auditors to audit the consolidated financial statements of Dain Rauscher and its subsidiaries for the current fiscal year ending December 31, 1998, and to perform other appropriate accounting services and recommends that the stockholders of Dain Rauscher ratify that appointment. KPMG Peat Marwick LLP has audited Dain Rauscher's financial statements for the fiscal years ended December 31, 1989 through 1997. Representatives of KPMG Peat Marwick LLP will be present at the 1998 Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

The affirmative vote of a majority of the outstanding shares of Dain Rauscher Common Stock present and entitled to vote at the 1998 Annual Meeting is required to approve Proposal 5 ratifying the appointment of KPMG Peat Marwick LLP. Proxies will be voted in favor of Proposal 5 unless otherwise specified. If an executed proxy card is returned and no instruction is given, the shares of Common Stock represented by such proxy will be voted in favor of Proposal 5. If an executed proxy card is returned and the stockholder has abstained from voting on Proposal 5, the shares of Dain Rauscher Common Stock represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the total vote with respect to Proposal 5, but will not be considered to have been voted in favor of Proposal 5.

Deadline for Submission of Stockholder Proposals

Any proposal by a stockholder which may properly be presented at the next annual meeting of Dain Rauscher's stockholders must be received at Dain Rauscher's principal executive offices, Dain Rauscher Plaza, 60 South Sixth Street, P.O. Box 1160, Minneapolis, Minnesota 55440-1160, not later than December 1, 1998.

General

The Board of Directors does not know of any other business to come before the 1998 Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, however, the persons named in the accompanying form of proxy will vote such proxy in accordance with their best judgment.

The entire cost of soliciting proxies for the 1998 Annual Meeting will be borne by Dain Rauscher. In addition to soliciting proxies by mail, officers, directors and other regular employees of Dain Rauscher or its subsidiaries may solicit proxies on behalf of the Board of Directors in person or by telephone. The Company may also retain, at its expense, an independent proxy solicitation firm to assist the Company in the solicitation of proxies. The cost of such proxy solicitation services is expected to be less than $10,000. Dain Rauscher will also request that brokers or other nominees who hold shares of Common Stock in their names for the benefit of other persons forward proxy materials to, and obtain voting instructions from, the beneficial owners of such stock at Dain Rauscher's expense.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By Order of the Board of Directors

Carla J. Smith
Secretary
March 30, 1998

Dain Rauscher Plaza
60 South Sixth Street
P.O. Box 1160
Minneapolis, Minnesota 55402-1160
612 371-7750

Upon written request, Dain Rauscher Corporation will furnish, without charge, to persons solicited by this Proxy Statement a copy of its Annual Report on Form 10-K (excluding exhibits) filed with the Securities and Exchange Commission for its fiscal year ended December 31, 1997. Requests should be addressed to Dain Rauscher Corporation, P.O. Box 1160, Minneapolis, Minnesota 55440-1160, Attention: Carla J. Smith, Secretary.

APPENDIX A

PROXY  P.O. Box 1160, Minneapolis, MN  55440-1160

This Proxy is solicited on behalf of the Board of Directors.
The undersigned hereby appoints Irving Weiser and John C. Appel, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Dain Rauscher Corporation to be held on May 6, 1998, and at all adjournments thereof, as specified below on the matters referred to an in their discretion upon any other matters which may be brought before the meeting.

1. Election of Directors _ For all nominees listed below _ Withhold Authority
                           (except as marked to the        to vote for all
                             contrary)*                    nominees listed
                                                           below

J.C. Appel, J.E. Attwell, S.S. Boren, F.G. Fitz-Gerald, W.F. Mondale,
C.A. Rundell, Jr., R.L. Ryan, A.R. Schulze, Jr., I. Weiser and K.J. Wessels

*(Instruction:  To withhold authority to vote for any individual nominee, draw a line through that nominee's name.)
-----------------------------------------------------------------------------
2. Amend Dain Rauscher's Restated Certificate of
   Incorporation to increase the number of
   authorized shares                                _ For _ Against _ Abstain
-----------------------------------------------------------------------------
3. Approve the Annual Cash Bonus Plan for Designated
   Corporate Officers                               _ For _ Against _ Abstain
-----------------------------------------------------------------------------
4. Approve the Wealth Accumulation Plan             _ For _ Against _ Abstain
-----------------------------------------------------------------------------
5. Ratification of appointment of auditors          _ For _ Against _ Abstain
-----------------------------------------------------------------------------
6. Discretionary authority to vote on any other business that may properly come before the meeting

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees named in Item 1 and FOR Proposals 2, 3, 4 and 5.

Please sign exactly as name appears below: When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature                    ___________________________

Signature (if held jointly)  ___________________________

Date:  ___________, 1998